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[ARMOR HOLDINGS, INC. LOGO]

FOR IMMEDIATE RELEASE
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Company Contact:                                  Investor Relations Contact:
JONATHAN M. SPILLER                               RICH SCHINELLER/VICTOR SHALOM
President and Chief Executive Officer             Morgen-Walke Associates, Inc.
Armor Holdings, Inc.                              rschineller@morgenwalke.com
904.741.5400                                      212.850.5600
www.armorholdings.com

                                                  PRESS CONTACT:

                                                  Jennifer Gery
                                                  Morgen-Walke Associates, Inc.
                                                  jgery@morgenwalke.com
                                                  212.850.5600


ARMOR HOLDINGS, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

JACKSONVILLE, FLORIDA OCTOBER 18, 1999 - ARMOR HOLDINGS, INC. (THE "COMPANY") [NYSE: AH] announced today that the Company's Board of Directors approved a stock repurchase program pursuant to which the Company is authorized, depending upon market conditions and other factors, to repurchase up to a maximum of 10% of its Common Stock in the open market, in privately negotiated transactions or otherwise. Such repurchases will be made in accordance with applicable rules and regulations, and may be discontinued at any time. The new repurchase program will replace the Company's previous repurchase program, which was adopted in August 1998, and will be in effect until December 31, 2001. No shares of the Company's stock were ever repurchased under the 1998 Stock Repurchase Program. The Company's existing credit facility limits repurchases pursuant to a stock repurchase program to $10 million. The Company is seeking a waiver from its banks to comply with its existing credit agreement.

ABOUT ARMOR HOLDINGS
Armor Holdings, included in FORTUNE magazine's list of "America's 100 Fastest Growing Companies" in 1999, is a leading global provider of security risk management services to multi-national corporations and governmental agencies through its ArmorGroup Services division. Armor Holdings is also a leading manufacturer of security products for

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law enforcement personnel around the world through its Armor Holdings Products division. ArmorGroup Services provides sophisticated security planning and risk management, electronic security systems integration, consulting and training services, as well as intellectual property asset protection, business intelligence and investigative services. Armor Holdings Products manufactures and sells a broad range of high quality branded law enforcement equipment. Such products include ballistic resistant vests and tactical armor, less-than-lethal munitions, anti-riot products and narcotic identification kits.

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to obtaining the banks' waiver, the execution of acquisition strategies, the expansion of product lines and the increase of distribution networks and product sales. Armor Holdings, Inc.'s actual results could differ materially from those discussed in such forward-looking statements based on a variety of factors, including but not limited to, the actions of current and potential new competitors, changes in technology, adoption of new laws and regulations, the nature and amount of the Company's revenues and expenses and overall economic conditions. Other risks are reflected in the Company's filings with the Securities and Exchange Commission.

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